April 27, 2020

Great-West Funds, Inc.

8515 East Orchard Road

Greenwood Village, Colorado 80111

Ladies and Gentlemen:

I have acted as counsel to Great-West Funds, Inc. ("Great-West Funds"), a corporation organized under the laws of Maryland, in connection with the preparation and filing of Great-West Fund's Registration Statement on Form N-14 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC"), which relates to the issuance of Institutional Class, Investor Class, and Service Class shares of common stock, par value $0.10 per share (the "Shares"), of each "Acquiring Fund" listed in the table below in connection with the reorganization of each "Target Fund" listed in the table below into the corresponding Acquiring Fund.

Target Fund (collectively the "Target Funds")	Acquiring Fund (collectively the "Acquiring
Funds")

Great-West Lifetime Conservative 2015 Fund	Great-West Lifetime 2015 Fund

Great-West Lifetime Conservative 2020 Fund	Great-West Lifetime 2020 Fund

Great-West Lifetime Conservative 2025 Fund	Great-West Lifetime 2025 Fund

Great-West Lifetime Conservative 2030 Fund	Great-West Lifetime 2030 Fund

Great-West Lifetime Conservative 2035 Fund	Great-West Lifetime 2035 Fund

Great-West Lifetime Conservative 2040 Fund	Great-West Lifetime 2040 Fund

Great-West Lifetime Conservative 2045 Fund	Great-West Lifetime 2045 Fund

Great-West Lifetime Conservative 2050 Fund	Great-West Lifetime 2050 Fund

Great-West Lifetime Conservative 2055 Fund	Great-West Lifetime 2055 Fund

Great-West Lifetime Conservative 2060 Fund	Great-West Lifetime 2060 Fund

I have examined the originals or copies, certified or otherwise identified to my satisfaction, of the Articles of Amendment and Articles Supplementary, Amended and Restated By-Laws, each as amended to date; the resolutions adopted by the Board of Directors of Great-West Funds relating to the Agreement and Plan of Reorganization (the "Agreement"), the authorization and issuance of the Shares pursuant to the Agreement, the filing of the Registration Statement and any amendments or supplements thereto and related matters; a draft of the Agreement; and certificates and such other documents, instruments and records as I have deemed necessary or appropriate as a basis to render this opinion. For purposes of the foregoing, I have assumed the genuineness of all signatures and the conformity to the original of all copies.

Based on and subject to the foregoing, I am of the opinion that the Shares of the Acquiring Funds to be issued pursuant to the Registration Statement, when issued in accordance with the Registration Statement, the Agreement and Articles of Amendment and Amended and Restated By-Laws, subject to compliance with the 1933 Act, as amended, and applicable state laws regulating the offer and sale of securities, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the SEC.

Sincerely,

/s/ Ryan L. Logsdon___________________

Ryan L. Logsdon

Vice President, Counsel & Secretary